UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2023

ImmunityBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3530 John Hopkins Court
San Diego, California 92121
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (844) 696-5235

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IBRX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
Revenue Interest Purchase Agreement
On December 29, 2023 (the “Closing Date”), ImmunityBio, Inc. (the “Company”), entered into a Revenue Interest Purchase Agreement (the “RIPA”) with Infinity SA LLC (the “Purchaser Agent”), an affiliate of Oberland Capital Management LLC, as collateral agent and administrative agent for the purchasers party thereto (each, a “Purchaser”, and collectively, the “Purchasers”). Pursuant to the RIPA, the Purchasers acquired certain revenue interests (the “Revenue Interests”) from the Company for a gross purchase price of $200.0 million (the “First Payment”) paid at closing. In addition, the Purchasers may purchase additional Revenue Interests from the Company in exchange for a gross purchase price of $100.0 million (the “Second Payment” and, together with the First Payment, each a “Purchaser Payment” and, collectively, the “Purchaser Payments”) following the receipt of approval by the United States Food and Drug Administration of the Company’s biologics license application for N-803 in combination with BCG for the treatment of patients with BCG-unresponsive non-muscle invasive bladder cancer with carcinoma in situ with or without Ta or T1 disease on or before June 30, 2024 (the “FDA Approval”). The Second Payment is contingent upon receipt of the FDA Approval and other terms and conditions as set forth in the RIPA. The Purchasers are also entitled to elect, in their sole discretion, to purchase such additional Revenue Interests in exchange for the Second Payment.
As a result of the purchase of the Revenue Interests from the Company, the Purchasers will have a right to receive quarterly payments (“Revenue Interest Payments”) from the Company based on net sales of the Company’s products during such quarter, which will be tiered payments initially ranging from 3.00% to 7.00% (or after funding of the Second Payment, 4.50% to 10.00%) of the Company’s net sales across the entire world, excluding the People’s Republic of China, Hong Kong and any territories controlled by the People’s Republic of China (the “Covered Territory”); provided that (a) if the aggregate Revenue Interest Payments made to the Purchasers as of the last business day of 2029 (the “Test Date”) equal or exceed the aggregate amount of Purchaser Payments made by the Purchasers to the Company pursuant to the RIPA (the “Cumulative Purchaser Payments”) as of the Test Date, the initially tiered revenue interest rate will be decreased to a single rate of 1.50% (or after the funding of the Second Payment, 2.25%) of the Company’s net sales in the Covered Territory, and (b) if the aggregate Revenue Interest Payments made to the Purchasers as of the Test Date do not equal or exceed the aggregate amount of Cumulative Purchaser Payments as of the Test Date, then as of and following the Test Date, the initially tiered revenue interest rate will be increased for all subsequent calendar years to a single defined rate that, had such increased rate applied to the applicable tiered rate during the period from the Closing Date through and including the Test Date, it would have resulted in the Purchasers having received aggregate Revenue Interest Payments (excluding certain payments detailed in the RIPA) in an amount equal to the Cumulative Purchaser Payments as of the Test Date.
In addition to the Revenue Interest Payments discussed above, if the aggregate Revenue Interest Payments made as of the Test Date do not equal or exceed the amount of the Cumulative Purchaser Payments as of such date, then the Company shall be obligated to make a one-time payment to the Purchasers in an amount equal to 100% of the Cumulative Purchaser Payments as of the Test Date less the aggregate Revenue Interest Payments made as of the Test Date (the “True-Up Payment”).
The Purchasers’ rights to receive the Revenue Interest Payments shall terminate on the date on which the Purchasers have received Revenue Interest Payments and any True-Up Payment (the “Total Revenue Interest Payments”) in an aggregate amount equal to 195% of the then Cumulative Purchaser Payments, unless the RIPA is terminated prior to such date. If the Purchasers have not received Total Revenue Interest Payments equal to 195% of the then Cumulative Purchaser Payments on or before the twelfth anniversary of the RIPA, then the Company shall be obligated to pay to the Purchasers an amount equal to 195% of the then Cumulative Purchaser Payments less the Total Revenue Interest Payments made as of such date.

Under the RIPA, the Company has an option (the “Call Option”) to terminate the RIPA and repurchase the Revenue Interests at any time upon advance written notice, subject to certain limitations set forth in the RIPA. Additionally, the Purchasers have an option (the “Put Option”) to terminate the RIPA and to require the Company to repurchase the Revenue Interests upon certain enumerated events, including but not limited to non-payment defaults, defaults resulting from the inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults, or a change of control. The required purchase price with respect to the Call Option and/or Put Option, as applicable, shall be (a) 120.00% of the Cumulative Purchaser Payments as of such date, if the Purchasers exercise the Put Option (other than in connection with a change of control) on or prior to the first anniversary the Closing Date, (b) 135.00% of the Cumulative Purchaser Payments as of such date, if the Put Option or the Call Option is exercised in connection with a change of control on or prior to the date that is eighteen (18) months after the Closing Date, and (c) in all other cases, (i) 175.00% of the Cumulative Purchaser Payments as of such date, if the Put Option or the Call Option is exercised no later than the date that is thirty six (36) months after the Closing Date, and (ii) 195.00% of the Cumulative Purchaser Payments as of such date, if the Put Option or the Call Option is exercised later than the date that is thirty six (36) months after the Closing Date, minus, in each case, the Total Revenue Interest Payments made to the Purchasers on or prior to such date.
The proceeds of the Purchaser Payments will be used for general corporate purposes, including payment of transaction expenses incurred in connection with the RIPA and related documentation.
The Company’s obligations under the RIPA are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the RIPA. To secure the Company’s obligations under the RIPA and the subsidiary guarantors’ obligations under the guarantees, each of the Company and the subsidiary guarantors has granted a security interest in substantially all its assets, subject to certain exceptions and limitations.
The RIPA contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to certain exceptions set forth in the RIPA.
Stock Purchase and Option Agreement
Also on December 29, 2023 and in connection with the RIPA, the Company entered into a Stock Purchase and Option Agreement (the “SPOA”) between the Company and the investors party thereto (each, an “Investor”, and collectively, the “Investors”) pursuant to which the Investors purchased an aggregate of approximately $10,000,000 of the Company’s common stock (“Common Stock”) at $4.11 per share in a private placement, and acquired the option to purchase up to an additional $10,000,000 of the Common Stock (the “Option”), at a price per share to be determined by the 30-day trailing volume weighted average price of the Common Stock, calculated from the date of exercise. The Option is exercisable by the Investors any time after the closing of the SPOA, until the earliest of (i) December 29, 2028, (ii) a change of control of the Company, or (iii) a sale of substantially all of the Company’s assets. Among other limitations, the Option may only be exercised to the extent that the Common Stock issuable pursuant to such exercise would not exceed 19.9% of the Common Stock outstanding immediately after giving effect to such exercise. The Company has agreed to file a shelf registration statement allowing for the resale of Common Stock acquired under the SPOA and to cause the registration statement to be effective no later than May 15, 2024, or if the Securities and Exchange Commission decides to review such registration statement, no later than June 30, 2024.

Amendment of Nant Capital Notes
Also on December 29, 2023 and in connection with the RIPA, the Company and Nant Capital LLC (“Nant Capital”) entered into an Amended and Restated Promissory Note pursuant to which the Company and Nant Capital agreed to extend the maturity dates of certain existing promissory notes with an aggregate principal amount of approximately $505 million held by Nant Capital from December 31, 2024 to December 31, 2025, and to allow Nant Capital, in its sole discretion, to convert up to an aggregate of $380 million of principal, plus accrued and unpaid interest thereon, into shares of Common Stock at a price per share equal to the higher of (i) a 75% premium to the Nasdaq closing price of the Company’s common stock two full trading days after the public disclosure of the closing of the RIPA and the related transactions or (ii) the “Minimum Price,” as defined in Nasdaq’s rule 5635(d), as determined on the Closing Date. The Company and Nant Capital also entered into a letter agreement pursuant to which the Company and Nant Capital agreed to extend the maturity date of an existing convertible promissory note with an aggregate principal amount of approximately $30 million held by Nant Capital from December 31, 2024 to December 31, 2025. Nant Capital and Purchaser Agent also concurrently entered into a Subordination Agreement, pursuant to which all indebtedness of the Company owed to Nant Capital was subordinated to the Company’s obligations to the Purchasers under the RIPA.
The foregoing description of the Notes, the RIPA, the SPOA and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the RIPA, the SPOA and the Letter Agreements, copies of which will be filed with the Company’s Annual Report on Form 10-K for the period ended December 31, 2023 and are incorporated herein by reference.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
To the extent relevant, the information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 3.02     Unregistered Sales of Equity Securities.
To the extent relevant, the information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.
Item 8.01     Other Events.
On January 2, 2023, the Company issued a press release regarding the matters described above. A copy of the press release is filed as Exhibit 99.1 and incorporated by reference.

Item 9.01     Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description of Exhibit

99.1**	Press Release dated January 2, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
_______________
**    Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNITYBIO, INC.
Registrant

Date: January 2, 2024	By:	/s/ David C. Sachs
David C. Sachs
Chief Financial Officer